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                     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                     FORM  3

            INITIAL  STATEMENT  OF  BENEFICIAL  OWNERSHIP  OF  SECURITIES

    Filed  pursuant  to  Section  16(a)  of the Securities Exchange Act of 1934,
       Section  17(a)  of  the  Public  Utility  Holding  Company Act of 1935 or
               Section  30(f)  of  the  Investment  Company  Act  of  1940

________________________________________________________________________________
1.   Name  and  Address  of  Reporting  Person*

Bradle, Michael
________________________________________________________________________________
   (Last)                            (First)              (Middle)

7314 Scout Ave.

________________________________________________________________________________
                                    (Street)
Bell Gardens, CA 90201
________________________________________________________________________________
   (City)                            (State)                (Zip)


________________________________________________________________________________
2.   Date  of  Event  Requiring  Statement  (Month/Day/Year)

03/31/2003
________________________________________________________________________________
3.   IRS  Identification  Number  of  Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer  Name  and  Ticker  or  Trading  Symbol


USA Biomass Corporation  (USBCQ)
________________________________________________________________________________
5.   Relationship  of  Reporting  Person  to  Issuer
     (Check  all  applicable)

     [X]  Director                                [_]  10%  Owner
     [_]  Officer  (give  title  below)           [_]  Other  (specify  below)

________________________________________________________________________________
6.   If  Amendment,  Date  of  Original  (Month/Day/Year)


________________________________________________________________________________
7.   Individual  or  Joint/Group  Filing  (Check  applicable  line)

     [X]  Form  Filed  by  1  Reporting  Person

     [_]  Form  Filed  by  More  than  1  Reporting  Person

================================================================================
             Table  I  --  Non-Derivative  Securities  Beneficially  Owned
================================================================================

                                                          3.  Ownership  Form:
                           2.  Amount  of  Securities         Direct  (D)  or
1.  Title  of  Security        Beneficially  Owned            Indirect  (I)       4.  Nature  of  Indirect  Beneficial  Ownership
    (Instr.  4)                    (Instr.  4)                (Instr.  5)             (Instr.  5)


Common Stock                   400,000                          I                      (1)
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Common Stock                       400                          I                      (2)
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Common Stock                    20,000                          I                      (3)
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Common Stock                    20,000                          I                      (4)
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Reminder:  Report  on  a separate line for each class of securities beneficially owned  directly  or  indirectly.


                                                                          (Over)
                                                                SEC 1473 (09-02)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr.5)
----------------------------------------------------------------------------------------------------------------------------------

None
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Explanation  of  Responses:

(1) The reporting person is a 50% owner of these shares held in the name of the Bradle Family Limited Partnership. The remaining 50% ownership is held by reporting person's spouse. The reporting person has a pecuniary interest in only a portion of such securities and disclaims beneficial ownership except to the extent thereunder.

(2) The reporting person is the sole shareholer of these shares which are held in the name of The Bradle Goup, Inc.

(3) The reporting person is a 20% owner of these shares held in the name of Eagle Ridge Energy Partners, LP. The reporting person has a pecuniary interest n only a portion of such securities and disclaims beneficial ownership except to the extent thereunder.

(4) I am a 50% owner of these shares held in the name of Senecca Energy Partners LP. The reporting person has a pecuniary interest in only a portion of such securities and disclaims beneficial ownership except to the extent thereunder.


/s/ Michael Bradle                                                04/01/03
---------------------------------------------            -----------------------
      **Signature  of  Reporting  Person                             Date

*    If the form is filed by more than one person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File  three  copies  of  this Form, one of which must be manually signed.
       If  space  provided  is  insufficient,  see  Instruction 6 for procedure.


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